Exhibit 99.01

Glu Reports Record First Quarter 2014 Financial Results

  Record Q1 non-GAAP revenues of $47.0 million, up 90% year-over-year and significantly exceeded guidance
  Record Q1 GAAP revenues of $44.6 million
  Record Adjusted EBITDA for the first quarter of $6.5 million also significantly exceeded guidance
  2014 non-GAAP revenue guidance increased
  Signed definitive agreement to acquire PlayFirst Inc., owner of Diner Dash franchise
  Selected as first partner to bring film franchise James Bond: 007 to mobile gamers worldwide

SAN FRANCISCO--(BUSINESS WIRE)--April 30, 2014--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, today announced financial results for its first quarter ended March 31, 2014.

“Our record Q1 2014 results highlight Glu’s continued strong execution and consumer traction with our Deer Hunter and Eternity Warriors franchises,” stated Niccolo de Masi, Chief Executive Officer of Glu.

“We are pleased to be gaining critical mass in the casual gaming genre through our pending acquisition of PlayFirst – owner of the Diner Dash®, Cooking Dash®, Wedding Dash® and Hotel Dash® IP. Over the past ten years the Dash franchise has been installed 750 million times on all platforms and we believe it is primed for reinvigoration with fully free-to-play releases.

De Masi continued, “We look forward to our strong lineup of Q3 titles including our Hercules theatrical and Kim Kardashian partnership titles, Tap Sports: Baseball, and Dino Hunter – already tracking well in limited release beta. Our robust suite of core and casual franchises positions Glu for consistent growth long term.”

First Quarter 2014 Financial Highlights:

  Revenue: Total GAAP revenue was $44.6 million in the first quarter of 2014 compared to $24.6 million in the first quarter of 2013. Total non-GAAP revenue was $47.0 million in the first quarter of 2014, an increase of 90% compared to $24.7 million in the first quarter of 2013. Non-GAAP revenue excludes changes in deferred revenue.
  Gross Margin: GAAP gross margin was 69% in the first quarter of 2014 compared to 65% in the first quarter of 2013. Non-GAAP gross margin was 69% in the first quarter of 2014 compared to 69% in the first quarter of 2013. Non-GAAP gross margin excludes changes in deferred revenue and royalties and amortization of intangible assets.
  GAAP Operating Income (Loss): GAAP operating income was $0.7 million in the first quarter of 2014 compared to a $(5.5) million loss in the first quarter of 2013.
  Non-GAAP Operating Income (Loss): Non-GAAP operating income was $5.8 million in the first quarter of 2014 compared to a loss of $(2.2) million during the first quarter of 2013. Non-GAAP operating income (loss) excludes changes in deferred revenues and deferred cost of revenues, amortization of intangible assets, non-cash warrant expense, stock-based compensation expense, restructuring charges, change in fair value of the Blammo earnout, and transitional costs.
  Adjusted EBITDA: Adjusted EBITDA was $6.5 million for the first quarter of 2014 compared to a loss of $(1.4) million during the first quarter of 2013. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation.
  GAAP Net Income (Loss) and EPS: GAAP net income was $0.1 million for the first quarter of 2014 compared to a GAAP net loss of $(5.5) million for the first quarter of 2013. GAAP EPS was $0.00 for the first quarter of 2014, based on 85.4 million weighted-average diluted shares outstanding, compared to a loss of $(0.08) for the first quarter of 2013, based on 66.4 million weighted-average basic shares outstanding.
  Non-GAAP Net Income (Loss) and EPS: Non-GAAP net income was $5.4 million for the first quarter of 2014 compared to a loss of $(2.3) million for the first quarter of 2013. Non-GAAP EPS was $0.06 for the first quarter of 2014 based on 85.4 million weighted-average diluted shares outstanding, compared to a loss of $(0.03) for the first quarter of 2013 based on 66.4 million weighted-average basic shares outstanding.
  Cash Flows Generated (Used) in Operations: Cash flows generated from operations were $3.8 million for the first quarter of 2014 compared to cash flows used in operations of $(3.7) million for the first quarter of 2013.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Recent Developments and Strategic Initiatives:

  Today, we announced the entry into a definitive agreement to acquire PlayFirst – creators of casual game franchises Diner Dash®, Cooking Dash®, Hotel Dash® and Wedding Dash®.
  In April, we announced that Glu will partner with EON Productions and MGM Interactive to create the world’s first free-to-play mobile game based on the James Bond 007 film franchise.
  In April, we announced the availability of Deer Hunter 2014 for Amazon Fire TV.
  In March, we launched Frontline Commando 2, the third installment of Glu’s popular Frontline Commando franchise.

“Our ability to exceed expectations during the first quarter was primarily driven by the ongoing momentum of Deer Hunter 2014 and success of Eternity Warriors 3,” stated Eric R. Ludwig, Glu’s Chief Financial Officer. “We were particularly pleased with the significant improvement in operating leverage, evidenced by the generation of $6.5 million in Adjusted EBITDA or 14% of total non-GAAP revenues. The combination of Glu’s improving operating metrics and strengthening balance sheet positions the company to extend its leadership position during 2014 and beyond.”

Business Outlook as of April 30, 2014:

The following forward-looking statements reflect expectations as of April 30, 2014 and include the expected impact of the PlayFirst acquisition that we expect to close by the second half of May 2014. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles and evolve our studio and continue to successfully launch true games-as-a-service; our ability to successfully integrate the business of PlayFirst with our company and realize the expected synergies of the acquisition; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

Second Quarter Expectations – Quarter Ending June 30, 2014:

  Non-GAAP revenues are expected to be between $30.6 million and $32.7 million.
  Non-GAAP gross margin is expected to be approximately 67%.
  Non-GAAP operating expenses are expected to be between $25.7 million and $26.0 million.
  Adjusted EBITDA, defined as non-GAAP operating loss excluding depreciation of approximately $600,000, is expected to range from a loss of $(3.4) million to $(4.5) million.
  Income tax expense is expected to be approximately $(190,000).
  Non-GAAP net loss is expected to be between $(4.1) million and $(5.2) million, or between $(0.05) and $(0.06) per weighted-average basic share outstanding, which excludes approximately $1.9 million of anticipated stock-based compensation expense, $459,000 for amortization of intangibles and any Blammo earnout charges. Additionally, non-GAAP net loss excludes the transitional costs and amortization of intangibles, if any, related to PlayFirst that will be recorded on completion of the transaction and purchase accounting.
  Weighted-average common shares outstanding are expected to be approximately 86.0 million basic and 91.5 million diluted.

2014 Expectations – Full Year Ending December 31, 2014:

  Non-GAAP revenues are expected to be between $155.0 million and $161.5 million.
  Non-GAAP gross margin is expected to be approximately 67%.
  Adjusted EBITDA is expected to range from $5.0 million to $6.7 million.
  Non-GAAP net income is expected to be between $1.4 million and $3.2 million, or between $0.02 and $0.03 per weighted-average diluted share outstanding, which excludes approximately $7.6 million of anticipated stock-based compensation expense, $3.7 million for amortization of intangibles and any Blammo earnout charges. Additionally, non-GAAP net loss excludes the transitional costs and amortization of intangibles, if any, related to PlayFirst that will be recorded on completion of the transaction and purchase accounting.
  Weighted-average common shares outstanding are expected to be approximately 86.4 million basic and 92.7 million diluted.
  We expect to have cash and short-term investments at December 31, 2014 of $34.5 million with no debt.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (866) 582-8907, or if outside the U.S., (760) 298-5046, with conference ID # 23139192 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, April 30, 2014, and 8:59 p.m. Pacific Time, May 7, 2014, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 23139192.

Disclosure Using Social Media Channels

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glumobile) and the company twitter account (https://twitter.com/glumobile). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP cost of revenues, non-GAAP operating expenses, non-GAAP gross profit, non-GAAP gross margins, non-GAAP operating income/(loss), non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and deferred cost of revenues;
  Amortization of intangible assets;
  Non-cash warrant expense;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Release of tax liabilities; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance and is defined as non-GAAP operating income/(loss) excluding depreciation.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our “Business Outlook as of April 30, 2014” (“Second Quarter Expectations – Quarter Ending June 30, 2014” and “2014 Expectations – Full Year Ending December 31, 2014”) and the statements that we believe the Dash franchise is primed for reinvigoration with fully free-to-play releases; we look forward to our strong line up of Q3 titles; our robust suite of core and casual franchises positions Glu for consistent growth long term; and the combination of Glu’s improving operating metrics and strengthening balance sheet positions the company to extend its leadership position during 2014 and beyond. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of April 30, 2014"; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop free-to-play games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated or decline in popularity and monetization rate more quickly than we anticipate; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to free-to-play gaming, is smaller than anticipated; and other risks detailed under the caption "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission on March 14, 2014 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, DEER HUNTER, ETERNITY WARRIORS, and FRONTLINE COMMANDO on a wide range of platforms including iOS, Android, Windows Phone, and MAC OS. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with a major office outside Seattle, and international locations in Canada, China, India, Japan, Korea, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, DEER HUNTER, ETERNITY WARRIORS, FRONTLINE COMMANDO, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	March 31,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$36,954	$28,496
Accounts receivable, net	19,695	18,305
Prepaid expenses and other current assets	8,899	7,663
Total current assets	65,548	54,464

Property and equipment, net	4,737	5,096
Restricted cash	1,730	1,730
Other long-term assets	616	637
Intangible assets, net	4,917	5,599
Goodwill	19,474	19,485
Total assets	$97,022	$87,011

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,723	$10,657
Accrued liabilities	2,028	1,971
Accrued compensation	5,790	5,378
Accrued royalties	1,830	1,727
Deferred revenues	20,680	18,224
Total current liabilities	39,051	37,957
Other long-term liabilities	2,229	2,357
Total liabilities	41,280	40,314

Common stock	8	8
Additional paid-in capital	307,421	298,593
Accumulated other comprehensive income	391	307
Accumulated deficit	(252,078)	(252,211)
Stockholders' equity	55,742	46,697
Total liabilities and stockholders' equity	$97,022	$87,011

Glu Mobile Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,	March 31,
	2014	2013

Revenues	$44,580	$24,605

Cost of revenues:
Platform commissions, royalties and other	13,202	7,462
Amortization of intangible assets	554	1,074
Total cost of revenues	13,756	8,536
Gross profit	30,824	16,069

Operating expenses:
Research and development	15,579	11,630
Sales and marketing	9,485	5,008
General and administrative	4,926	3,919
Amortization of intangible assets	127	495
Restructuring charge	-	511
Total operating expenses	30,117	21,563

Income/(loss) from operations	707	(5,494)

Interest and other income/(expense), net:
Interest income	6	3
Other income/(expense), net	(136)	129
Interest and other income/(expense), net	(130)	132

Income/(loss) before income taxes	577	(5,362)
Income tax provision	(444)	(135)
Net income/(loss)	$133	$(5,497)

Net income /(loss) per share:
Basic	$0.00	$(0.08)
Diluted	$0.00	$(0.08)

Weighted average common shares outstanding:
Basic	79,719	66,397
Diluted	85,398	66,397

Stock-based compensation expense included in:
Research and development	$2,317	$668
Sales and marketing	101	67
General and administrative	561	510
Total stock-based compensation expense	$2,979	$1,245

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2013	2013	2013	2013	2014

GAAP revenues	24,605	24,445	21,722	34,841	44,580
Change in deferred revenues	111	(1,251)	886	8,005	2,377
Non-GAAP Revenues	24,716	23,194	22,608	42,846	46,957

GAAP gross profit	16,069	15,697	12,769	24,034	30,824
Change in deferred revenues	111	(1,251)	886	8,005	2,377
Amortization of intangible assets	1,074	1,078	1,082	1,004	554
Non-cash warrant expense	-	-	427	-	-
Change in deferred platform commissions and royalty expense	(138)	419	(245)	(1,753)	(1,209)
Non-GAAP gross profit	17,116	15,943	14,919	31,290	32,546

GAAP operating expense	21,563	21,651	20,612	27,505	30,117
Stock-based compensation	(1,245)	(736)	(720)	(1,584)	(2,979)
Amortization of intangible assets	(495)	(495)	(229)	(117)	(127)
Change in fair value of Blammo earnout	(29)	47	31	(56)	(304)
Restructuring charge	(511)	(937)	-	-	-
Non-GAAP operating expense	19,283	19,530	19,694	25,748	26,707

GAAP operating income/(loss)	(5,494)	(5,954)	(7,843)	(3,471)	707
Change in deferred revenues	111	(1,251)	886	8,005	2,377
Non-GAAP cost of revenues adjustment	936	1,497	1,264	(749)	(655)
Stock-based compensation	1,245	736	720	1,584	2,979
Amortization of intangible assets	495	495	229	117	127
Change in fair value of Blammo earnout	29	(47)	(31)	56	304
Restructuring charge	511	937	-	-	-
Non-GAAP operating income/(loss)	(2,167)	(3,587)	(4,775)	5,542	5,839

GAAP net income/(loss)	(5,497)	(2,921)	(7,968)	(3,523)	133
Change in deferred revenues	111	(1,251)	886	8,005	2,377
Non-GAAP cost of revenues adjustment	936	1,497	1,264	(749)	(655)
Non-GAAP operating expense adjustment	2,280	2,121	918	1,757	3,410
Foreign currency exchange loss/(gain)	(129)	(137)	159	130	136
Release of tax liabilities	-	(3,148)	-	-	-
Non-GAAP net income/(loss)	$(2,299)	$(3,839)	$(4,741)	$5,620	$5,401

Reconciliation of net income/(loss) and net income/(loss) per share:
GAAP net income/(loss) per share - basic	$(0.08)	$(0.04)	$(0.11)	$(0.05)	$0.00
GAAP net income/(loss) per share - diluted	$(0.08)	$(0.04)	$(0.11)	$(0.05)	$0.00
Non-GAAP net income/(loss) per share - basic	$(0.03)	$(0.05)	$(0.07)	$0.07	$0.07
Non-GAAP net income/(loss) per share - diluted	$(0.03)	$(0.05)	$(0.07)	$0.07	$0.06
Shares used in computing Non-GAAP basic net income/(loss) per share	66,397	69,812	71,529	78,071	79,719
Shares used in computing Non-GAAP diluted net income/(loss) per share	66,397	69,812	71,529	81,433	85,398

Non-GAAP operating expense break-out:
GAAP research and development expense	$11,630	$11,224	$11,405	$12,618	$15,579
Stock-based compensation	(668)	(163)	(268)	(849)	(2,317)
Non-GAAP research and development expense	10,962	11,061	11,137	11,769	13,262

GAAP sales and marketing expense	5,008	5,143	5,361	10,608	9,485
Stock-based compensation	(67)	(93)	(40)	(103)	(101)
Non-GAAP sales and marketing expense	4,941	5,050	5,321	10,505	9,384

GAAP general & administrative expense	3,919	3,852	3,617	4,162	4,926
Change in fair value of Blammo earnout	(29)	47	31	(56)	(304)
Stock-based compensation	(510)	(480)	(412)	(632)	(561)
Non-GAAP general and administrative expense	$3,380	$3,419	$3,236	$3,474	$4,061

Glu Mobile Inc.
Non-GAAP Adjusted EBITDA
(in thousands)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2013	2013	2013	2013	2014

GAAP net income/(loss)	$(5,497)	$(2,921)	$(7,968)	$(3,523)	$133
Change in deferred revenues	111	(1,251)	886	8,005	2,377
Change in deferred platform commissions and royalty expense	(138)	419	(245)	(1,753)	(1,209)
Non-cash warrant expense	-	-	427	-	-
Amortization of intangible assets	1,569	1,573	1,311	1,121	681
Depreciation	731	661	633	682	620
Stock-based compensation	1,245	736	720	1,584	2,979
Change in fair value of Blammo earnout	29	(47)	(31)	56	304
Restructuring charge	511	937	-	-	-
Foreign currency exchange loss/(gain)	(129)	(137)	159	130	136
Interest and other income	(3)	(26)	(4)	-	(6)
Income tax provision/(benefit)	135	(2,870)	(30)	(78)	444
Total Non-GAAP Adjusted EBITDA	$(1,436)	$(2,926)	$(4,142)	$6,224	$6,459

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenues and Deferred Cost of Revenues. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenues and any associated cost of revenues, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and deferred cost of revenues related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenues and deferred cost of revenues from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Non-cash Warrant Expense. In the third quarter of 2013, Glu recorded a non-cash charge related to the vesting of warrants to purchase shares of common stock issued to a brand holder as part of a third party licensing, development and publishing arrangement. These charges were computed using the Black-Scholes valuation model and were recorded in cost of revenues. When evaluating the performance of its consolidated results, Glu does not consider non-cash warrant expense as it places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with the vesting of any warrants. As the non-cash warrant expense impacts comparability from period to period Glu believes that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. Included in the stock compensation expense is the contingent consideration potentially issuable to the Blammo employees who were former shareholders of Blammo, which is recorded as research and development expense over the term of the earn-out periods, since these employees are primarily employed in product development. Glu re-measures the fair value of the contingent consideration each reporting period and only records a compensation expense for the portion of the earn-out target which is likely to be achieved. In addition, Glu is exposed to potential continued fluctuations in the fair market value of the contingent consideration in each reporting period, since re-measurement is impacted by changes in Glu’s share price and the assumptions used by Glu. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the first and second quarters of 2013 and recorded (1) non-cash restructuring charges due to vacating a portion of its offices in Washington, vacating its Brazil office and writing-off the cumulative translation adjustment upon substantial liquidation of its Brazilian entity; and (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Additionally, Glu has incurred various costs related to the transition and integration of Blammo, GameSpy and Griptonite into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Release of tax liabilities. In the second quarter of 2013, Glu recorded a non-cash income tax benefit related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Glu believes that this one-time tax benefit does not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes this benefit.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2013 and the first quarter of 2014 were as follows (in thousands):

March 31, 2013	$ 129
June 30, 2013	137
September 30, 2013	(159)
December 31, 2013	(130)
FY 2013	$ (23)

March 31, 2014	$ (136)

CONTACT:
Media & Investor Relations:
For Glu Mobile Inc.:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com